As filed with the Securities and Exchange Commission on October 6, 2015

Registration No. 333-205452

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO

REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

CalAtlantic Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0475989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15360 Barranca Parkway, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

THE RYLAND GROUP, INC. 2008 EQUITY INCENTIVE PLAN

THE RYLAND GROUP, INC. 2011 EQUITY AND INCENTIVE PLAN

THE RYLAND GROUP, INC. 2004 NON-EMPLOYEE DIRECTOR EQUITY PLAN

THE RYLAND GROUP, INC. EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN II

(Full title of the plan)

John P. Babel, Esq.

Executive Vice President, General Counsel and Secretary

15360 Barranca Parkway

Irvine, California 92618

(949) 789-1600

(Name, address and telephone number (including area code) of agent for service)

With a copy to:

Jeffrey E. Beck

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, Arizona 85004

(602) 382-6000

and

Robb L. Tretter, Esq.

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

(212) 596-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share (3)	4,860,297 shares	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of additional shares of CalAtlantic Group, Inc. securities as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	This Post-Effective Amendment No. 1 on Form S-8 covers shares of the Registrant’s Common Stock originally registered on the Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such shares of Common Stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such Common Stock.
(3)	Each share of CalAtlantic Group, Inc.’s common stock includes a right to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock, pursuant to the Amended and Restated Rights Agreement, dated as of December 20, 2011, between CalAtlantic Group, Inc. (f/k/a Standard Pacific Corp.) and Computershare Inc. (as successor in interest to Mellon Investor Services LLC), as Rights Agent, as the same may be amended from time to time.

EXPLANATORY NOTE

CalAtlantic Group, Inc., a Delaware corporation (formerly known as Standard Pacific Corp., “CalAtlantic” or the “Registrant”), hereby amends its Registration Statement on Form S-4, Registration No. 333-205452, as amended by pre-effective amendment Nos. 1 and 2 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment”). The Form S-4, as amended by this Post-Effective Amendment, is referred to as the “Registration Statement.” CalAtlantic filed the Form S-4 in connection with the merger (the “Merger”) of The Ryland Group, Inc. (“Ryland”) with and into CalAtlantic on October 1, 2015. In connection with the filing of the Form S-4, CalAtlantic registered 66,598,146 shares of its common stock, par value $0.01 per share (the “Common Stock”), with the Securities and Exchange Commission (the “SEC”) and the applicable filing fee was paid. This number of shares represents those shares which were expected to be distributed to the holders of the common stock of Ryland at the time of the Merger, shares reserved for issuance under various existing Ryland equity plans, shares reserved for issuance upon conversion of various convertible securities, shares reserved for issuance of outstanding Ryland options and certain other equity-based awards. Pursuant to the terms of the Merger, each outstanding option to purchase shares of Ryland common stock granted under any of Ryland’s equity plans was converted into an option to acquire shares of CalAtlantic and certain restricted stock units and performance share awards with respect to shares of Ryland common stock were converted into rights to receive shares of CalAtlantic after the effective time of the Merger, based on a formula described in the Form S-4. The purpose of this Post-Effective Amendment No. 1 on Form S-8 is to allocate 4,860,297 shares of Common Stock covered by the Form S-4 to various Ryland employee benefit plans in effect at the time of the Merger as follows: 326,451 shares allocated to The Ryland Group, Inc. 2008 Equity Incentive Plan, 4,312,647 shares allocated to The Ryland Group, Inc. 2011 Equity and Incentive Plan and 101,910 shares allocated to The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan. In addition, 119,289 of the shares of Common Stock being registered are allocated to shares outstanding on the effective date of the Merger and held by The Ryland Executive and Director Compensation Plan II and allocated to the accounts of certain plan participants.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Parts I and II of this Form S-8 will be delivered to each employee who is eligible to participate in The Ryland Group, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), The Ryland Group, Inc. 2011 Equity and Incentive Plan (the “2011 Plan”), The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan (the “Non-Employee Director Plan”) and The Ryland Group, Inc. Executive and Director Deferred Compensation Plan II (the “Deferred Comp Plan” and together with the 2008 Plan, 2011 Plan, and Non-Employee Director Plan, the “Plans”) in accordance with Rule 428(b)(1) under the Securities Act. These documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Post-Effective Amendment No. 1 on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Post-Effective Amendment and are deemed to be a part hereof from the date of filing:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015.

(d)	The Registrant’s Current Reports on Form 8-K filed on June 3, 2015, June 15, 2015, July 2, 2015, September 8, 2015, October 1, 2015 and October 5, 2015 (in each case, other than information that is furnished but that is deemed not to have been filed).

(e)	The description of the Registrant’s Common Stock, $0.01 par value (the “Common Stock”), is contained in the Company’s Form 8-B, filed with the SEC on December 17, 1991 (Reg. No. 1-10959) including any amendments or reports filed for the purpose of updating such information.

(f)	The description of the Registrant’s preferred stock purchase rights contained in its Registration Statement on Form 8-A (File No. 1-10959), filed with the Commission on December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

CalAtlantic is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of CalAtlantic under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. CalAtlantic’s Second Amended and Restated Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, CalAtlantic will indemnify any person (and the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of CalAtlantic or is or was serving at the request of CalAtlantic as a director or officer of another corporation or enterprise. CalAtlantic may, in its discretion, similarly indemnify its employees and agents.

CalAtlantic has entered into indemnification agreements with its officers and directors.

CalAtlantic’s Second Amended and Restated Certificate of Incorporation relieves its directors from monetary damages to CalAtlantic or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

CalAtlantic currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of CalAtlantic.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 1st day of October, 2015.

CALATLANTIC GROUP, INC.

By	/s/ John P Babel, Esq.
John P. Babel, Esq.
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Larry T. Nicholson, Jeff J. McCall and John P. Babel his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ Larry T. Nicholson Larry T. Nicholson	President, Chief Executive Officer and Director (Principal Executive Officer)	October 1 , 2015

/s/ Scott D. Stowell Scott D. Stowell	Executive Chairman and Director	October 1 , 2015

/s/ Jeff J. McCall Jeff J. McCall	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 1 , 2015

/s/ Bruce A. Choate Bruce A. Choate	Director	October 1 , 2015

/s/ Douglas C. Jacobs Douglas C. Jacobs	Director	October 1 , 2015

/s/ William L. Jews William L. Jews	Director	October 1 , 2015

/s/ David J. Matlin David J. Matlin	Director	October 1 , 2015

/s/ Robert E. Mellor Robert E. Mellor	Director	October 1 , 2015

/s/ Norman J. Metcalfe Norman J. Metcalfe	Director	October 1 , 2015

/s/ Peter Schoels Peter Schoels	Director	October 1 , 2015

/s/ Charlotte St. Martin Charlotte St. Martin	Director	October 1 , 2015

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of CalAtlantic Group, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2015

4.2	Amended and Restated Bylaws of CalAtlantic Group, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 5, 2015

4.3	Certificate of Designations of CalAtlantic Group, Inc.	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on August 19, 2008

4.4	Amended and Restated Rights Agreement, dated as of December 20, 2011, between the Registrant and Mellon Investor Services LLC, as Rights Agent	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2011

4.5	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of October 30, 2014, by and between the Registrant and Computershare, Inc. (as successor in interest to Mellor Investor Services LLC) as Rights Agent	Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on October 31, 2014

4.6	Form of specimen of sock certificate	Incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-3 filed on October 5, 2015

4.7	Amended and Restated Stockholders Agreement, dated June 14, 2015, between the Registrant and MP CA Homes, LLC	Incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on June 15, 2015

4.8	Amendment and Restatement of The Ryland Group, Inc. 2008 Equity Incentive Plan	Incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed by The Ryland Group, Inc. (File No. 001-08029)

4.9	The Ryland Group, Inc. 2011 Equity and Incentive Plan	Incorporated by reference to Exhibit 99 to the Current Report on Form 8-K filed by The Ryland Group, Inc. on March 24, 2011 (File No. 001-08029)

4.10	2004 Non-Employee Director Equity Plan	Incorporated by reference to Exhibit 10.15 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed by The Ryland Group, Inc. (File No. 001-08029)

4.11	The Ryland Group, Inc. Executive and Director Deferred Compensation Plan II	Incorporated by reference to Exhibit 10.30 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed by The Ryland Group, Inc. (file No. 001-080291)

Exhibit Number	Exhibit

5.1	Opinion of Ropes & Gary LLP, as to the validity of the shares of CalAtlantic Group, Inc. common stock	Previously filed as Exhibit 5.1 to the Pre-Effective Amendment No. 2 on Registration Statement on Form S-4 filed on August 25, 2015 (333-205452) to which this Post-Effective Amendment No. 1 relates

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (Irvine, CA)	Filed herewith

23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm (Los Angeles, CA)	Filed herewith

23.3	Consent of Ropes & Gray LLP	See Exhibit 5.1

24.1	Power of Attorney	See Signature Page